FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-177707-01

NEW ISSUE CMBS:  $1,134MM MSBAM SERIES 2013-C8
CO-LEAD MANAGERS & BOOKRUNNERS:  BofA MERRILL LYNCH & MORGAN STANLEY

PUBLICLY OFFERED CERTIFICATES                                                                                                                     EXPECTED SETTLEMENT: 2/21/2013

CLASS	Fitch/KBRA/S&P	SIZE ($MM)	WAL	BENCH	SPRD	CPN	$PRICE	YLD
A1	AAA(sf)/AAA(sf)/AAA(sf)	75.700	2.69	SWP	+24	0.777	99.99816	0.7675
A2	AAA(sf)/AAA(sf)/AAA(sf)	145.900	4.95	SWP	+45	1.689	100.99990	1.4702
ASB	AAA(sf)/AAA(sf)/AAA(sf)	98.964	7.32	SWP	+65	2.699	102.99753	2.2486
A3	AAA(sf)/AAA(sf)/AAA(sf)	140.000	***NOT AVAILABLE
A4	AAA(sf)/AAA(sf)/AAA(sf)	335.996	9.83	SWP	+72	3.134	102.99305	2.7876
AS	AAA(sf)/AAA(sf)/AAA(sf)	108.105	9.90	SWP	+95	3.376	102.99262	3.0296
B	AA-(sf)/AA-(sf)/AA-(sf)	68.276	9.92	SWP	+125	3.67562	102.99214	3.3331
C	A-(sf)/A-(sf)/A-(sf)	42.673	9.98	SWP	+175	4.17262	102.88206	3.8435
XA	AAA(sf)/AAA(sf)/AAA(sf)	904.665	NA	T	+ 75	1.52950	8.62810	2.2740

POOL BALANCE($MM):    $1,137.944

NUMBER OF LOANS/PROPERTIES:    54/62

WA MORTGAGE INT. RATE:    4.197%

WA CUT-OFF LTV:    57.2%

WA UNDERWRITTEN DSCR:    2.00x

WA UNDERWRITTEN DEBT YLD:    12.0%

WA TERM TO MATURITY:    110

WA AMORTIZING TERM:    353

TEN LARGEST LOANS:    59.5%

LOAN SELLERS:    BANK OF AMERICA (72.8%), MORGAN STANLEY (27.2%)

TOP 5 STATES:    PA (21.2%), NY(16.4%), TX(13.8%), MA(8.3%), VA(6.5%)

TOP 5 PROPERTY TYPES:    RT(34.3%), OF(26.3%), HO(19.2%), SS(7.7%), MF(5.0%)

MASTER SERVICER:    WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:    NS SERVICING II LLC (NORTHSTAR)

TRUSTEE:    U.S. BANK NATIONAL ASSOCIATION

CUSTODIAN/CERT ADMIN:    WELLS FARGO BANK, NATIONAL ASSOCIATION

TRUST ADVISOR:    SITUS HOLDINGS, LLC

B PIECE BUYER:    NORTHSTAR REALTY FINANCE CORP.

EXPECTED SETTLEMENT:    2/21/2013

ATTACHEDT:    TERM SHEET, ANNEX A, FWP

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.  The securities may  not be suitable for all investors.  Merrill, Lynch, Pierce, Fenner & Smith  Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

CIRCULAR 230 DISCLOSURE

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT (A) ANY UNITED STATES FEDERAL TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS OR ENCLOSURES) WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING UNITED STATES FEDERAL TAX PENALTIES, (B) ANY SUCH ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND (C) ANY TAXPAYER TO WHOM THE TRANSACTIONS OR MATTERS ARE BEING PROMOTED, MARKETED OR RECOMMENDED SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

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